                                                                       Exhibit 1


                              DATED 15TH MAY, 2002




                     INTERNATIONAL LEASE FINANCE CORPORATION







                               U.S.$4,000,000,000
                         EURO MEDIUM TERM NOTE PROGRAMME









                      ------------------------------------

                               PROGRAMME AGREEMENT
                             (AMENDED AND RESTATED)

                      ------------------------------------






                                  ALLEN & OVERY
                                     London

                                    CONTENTS


CLAUSE                                                                                  PAGE
1.      Definitions and Interpretation....................................................2
2.      Agreements to Issue and Purchase Notes............................................5
3.      Conditions of Issue; Updating of Legal Opinions...................................6
4.      Representations, Warranties and Undertakings......................................9
5.      Undertakings of the Issuer.......................................................12
6.      Indemnity........................................................................15
7.      Authority to Distribute Documents................................................17
8.      Dealers' Undertakings............................................................17
9.      Fees, Expenses and Stamp Duties..................................................17
10.     Termination of Appointment of Dealers............................................18
11.     Appointment of New Dealers.......................................................18
12.     Increase in the Aggregate Nominal Amount of the Programme........................19
13.     Status of the Dealers and the Arranger...........................................19
14.     Counterparts.....................................................................20
15.     Communications...................................................................20
16.     Benefit of Agreement.............................................................20
17.     Calculation Agent................................................................20
18.     Stabilisation....................................................................21
19.     Governing Law....................................................................21

SCHEDULES................................................................................23
A.      Initial Documentation List.......................................................23
B.      Selling Restrictions.............................................................26
C.      Part I - Form of Dealer Accession Letter - Programme.............................30
        Part II - Form of Confirmation Letter............................................31
        Part III - Form of Dealer Accession Letter - Note Issue..........................32
        Part IV - Form of Confirmation Letter - Note Issue...............................33
D.      Letter Regarding Increase in the Nominal Amount of the Programme.................34
E.      Form of Subscription Agreement...................................................35

SIGNATORIES..............................................................................40

                               PROGRAMME AGREEMENT
                             (AMENDED AND RESTATED)

                                 IN RESPECT OF A

                               U.S.$4,000,000,000
                         EURO MEDIUM TERM NOTE PROGRAMME


THIS AGREEMENT is made on 15th May, 2002 BETWEEN:

(1) INTERNATIONAL LEASE FINANCE CORPORATION of 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067 (the "ISSUER");

(2)     ABN AMRO Bank N.V. ("ABN AMRO") of 250 Bishopsgate, London EC2M 4AA;

(3) BANC OF AMERICA SECURITIES LIMITED ("BANK OF AMERICA") of 1 Alie Street, London E1 8DE;

(4)     COMMERZBANK AKTIENGESELLSCHAFT of 60 Gracechurch Street, London EC3V
        OHR;

(5) DEUTSCHE BANK AG LONDON ("DEUTSCHE BANK") of Winchester House, 1 Great Winchester Street, London EC2N 2DB;

(6) GOLDMAN SACHS INTERNATIONAL of Peterborough Court, 133 Fleet Street, London EC4A 2BB;

(7)     J.P. MORGAN SECURITIES LTD. ("JPMORGAN") of 125 London Wall, London EC2Y
        5AJ;

(8)     LEHMAN BROTHERS INTERNATIONAL (EUROPE) of One Broadgate, London EC2M
        7HA;

(9) MERRILL LYNCH INTERNATIONAL of Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ;

(10) MORGAN STANLEY & CO. INTERNATIONAL LIMITED of 25 Cabot Square, Canary Wharf, London E14 4QA;

(11) SALOMON BROTHERS INTERNATIONAL LIMITED of Citigroup Centre, 33 Canada Square, London E14 5LB;

(12) SOCIETE GENERALE of Tour Societe Generale, 17, Cours Valmy 92987 Paris la Defense;

(13) UBS AG, acting through its business group UBS Warburg of 1 Finsbury Avenue, London EC2M 2PP; and

(14) WESTDEUTSCHE LANDESBANK GIROZENTRALE ("WESTDEUTSCHE LANDESBANK") of Herzogstrasse 15, D-40217 Dusseldorf.

WHEREAS:

(A) The Issuer entered into a Programme Agreement (the "ORIGINAL PROGRAMME AGREEMENT") dated 4th June, 1999, as supplemented by a First Supplemental Programme Agreement (the "FIRST SUPPLEMENTAL PROGRAMME AGREEMENT") dated 12th June, 2000 and a Second Supplemental Programme Agreement (the "SECOND SUPPLEMENTAL PROGRAMME AGREEMENT") dated 6th June, 2001 (the Original Programme Agreement, the First Supplemental Programme Agreement and the Second Supplemental Programme Agreement together, the "PRINCIPAL PROGRAMME AGREEMENT") each between the Issuer and the Dealers named therein.

(B) The size of the Programme was increased to U.S.$4,000,000,000 with effect from 15th April, 2002.

(C) The parties hereto have agreed to make certain modifications to the Principal Programme Agreement including the appointment of each of ABN AMRO, Bank of America, Deutsche Bank, JPMorgan and Westdeutsche Landesbank as Dealers under the Programme.

(D) This Agreement amends and restates the Principal Programme Agreement. Any Notes issued on or after the date hereof shall be issued pursuant to this Agreement. This does not affect any Notes issued prior to the date of this Agreement.

IT IS HEREBY AGREED as follows:

1.      DEFINITIONS AND INTERPRETATION

(1) For the purposes of this Agreement, except where the context requires otherwise:

        "AGENCY AGREEMENT" means the agency agreement (amended and restated) of even date herewith between the Issuer, the Agent and the other Paying Agents referred to therein under which, amongst other things, the Agent is appointed as issuing agent, principal paying agent and agent bank for the purposes of the Programme;

        "AGENT" means Citibank, N.A. as Agent under the Agency Agreement and any successor agent appointed in accordance with the Agency Agreement;

        "AGREEMENT DATE" means, in respect of any Note, the date on which agreement is reached for the issue of such Note as contemplated in clause 2 which, in the case of Notes issued on a syndicated basis or otherwise in relation to which a Subscription Agreement is entered into, shall be the date upon which the relevant Subscription Agreement is signed by or on behalf of all the parties thereto;

        "AGREEMENTS" means each of this Agreement and the Agency Agreement;

        "ARRANGER" means Lehman Brothers International (Europe) or any other entity appointed from time to time as the arranger for the Programme;

        "CLEARSTREAM, LUXEMBOURG" means Clearstream Banking, societe anonyme;

        "CONFIRMATION LETTER" means:

        (a) in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Confirmation Letter substantially in the form set out in Part II of Appendix C hereto; and

        (b) in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Confirmation Letter substantially in the form set out in Part IV of Appendix C hereto;

        "DEALER" means each of the Initial Dealers and any New Dealer and excludes any entity whose appointment has been terminated pursuant to clause 10, and references in this Agreement to the "RELEVANT DEALER" shall, in relation to any Note, be references to the Dealer or Dealers with whom the Issuer has agreed the issue and purchase of such Note;

        "DEALER ACCESSION LETTER" means:

        (a) in respect of the appointment of a third party as a Dealer for the duration of the Programme, the Dealer Accession Letter substantially in the form set out in Part I of Appendix C hereto; and

        (b) in respect of the appointment of a third party as a Dealer for one or more particular issues of Notes under the Programme, the Dealer Accession Letter substantially in the form set out in
                Part III of Appendix C hereto;

        "DEALER INDEMNIFIED PERSON" means each Dealer, its affiliates and each person who controls such Dealer (within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act) and each of their directors, officers, employees and agents;

        "EUROCLEAR" means Euroclear Bank S.A./N.V. as operator of the Euroclear System;

        "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

        "FSMA" means the Financial Services and Markets Act 2000;

        "INITIAL DEALERS" means the Dealers set out as 2 to 14 of the list of parties hereto;

        "INITIAL DOCUMENTATION LIST" means the lists of documents sets out in Appendix A to this Agreement;

        "LEAD MANAGER" means, in relation to any Tranche of Notes, the person named as the Lead Manager in the applicable Subscription Agreement;

        "LISTING AGENT" means, in relation to any Notes which are, or are to be, listed on a Stock Exchange, such listing agent as the Issuer may from time to time appoint for the purposes of liaising with such Stock Exchange;

        "MOODY'S" means Moody's Investors Service Limited;

        "NEW DEALER" means any entity appointed as an additional Dealer in accordance with clause 11;

        "NOTE" means a note issued or to be issued by the Issuer pursuant to this Agreement, which Note may be represented by a Global Note or be in definitive form including any receipts, coupons or talons relating thereto;

        "OFFERING CIRCULAR" means the Offering Circular relating to the Notes prepared in connection with the Programme and the Offering Circular Addendum, each as revised, supplemented or amended from time to time by the Issuer in accordance with clause 5(2) including, in relation to each Tranche of Notes, the applicable Pricing Supplement and such other documents as are from time to time incorporated therein by reference except that for the purpose of clause 4(1) and 4(2) in respect of the Agreement Date and the Issue Date, the Offering Circular means the Offering Circular as at the Agreement Date but not including any subsequent revision, supplement or amendment thereto or incorporation of information therein;

        "PRICING SUPPLEMENT" means the pricing supplement issued in relation to each Tranche of Notes (substantially in the form of Annexe C to the Procedures Memorandum) as a supplement to the Offering Circular and giving details of that Tranche;

        "PROCEDURES MEMORANDUM" means the Operating and Administrative Procedures Memorandum as amended or varied from time to time (in respect of any Tranche) by agreement between the Issuer and the relevant Dealer or Lead Manager with the approval in writing of the Agent;

        "PROGRAMME" means the Euro Medium Term Note Programme that is the subject of this Agreement;

        "SECURITIES ACT" means the United States Securities Act of 1933, as amended;

        "STANDARD & POOR'S" means Standard & Poor's Rating Services, a Division of the McGraw Hill Companies Inc.;

        "STOCK EXCHANGE" means the Luxembourg Stock Exchange or any other stock exchange(s) on which any Notes may from time to time be listed or admitted to trading, and references in this Agreement to the "RELEVANT STOCK EXCHANGE" shall, in relation to any Notes, be references to the stock exchange or stock exchanges on which such Notes are from time to time, or are intended to be, listed or admitted to trading; and

        "SUBSCRIPTION AGREEMENT" means an agreement (by whatever name called) in or substantially in the form set out in Appendix E hereto or in such other form as may be agreed between the Issuer and the Lead Manager which agreement shall be supplemental to this Agreement.

(2) Terms and expressions defined in the Agency Agreement, the Conditions and/or the applicable Pricing Supplement and not otherwise defined in this Agreement shall have the same meanings in this Agreement, except where the context otherwise requires.

(3) In this Agreement, clause headings are inserted for convenience and ease of reference only and shall not affect the interpretation of this Agreement.

(4) All references in this Agreement to the provisions of any statute shall be deemed to be references to that statute as from time to time modified, extended, amended or re-enacted.

(5) All references in this Agreement to an agreement, instrument or other document (including this Agreement, the Agency Agreement, any Series of Notes and any Conditions appertaining thereto) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, supplemented, replaced or novated from time to time including, but without prejudice to the generality of the foregoing, this Agreement as supplemented by any Subscription Agreement.

(6) Words denoting the singular number only shall include the plural number also and vice versa; words denoting the masculine gender only shall include the feminine gender also; and words denoting persons only shall include firms and corporations and vice versa.

(7) All references in this Agreement to Euroclear and/or Clearstream, Luxembourg shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the Issuer and the Agent.

2.      AGREEMENTS TO ISSUE AND PURCHASE NOTES

(1) Subject to the terms and conditions of this Agreement, the Issuer may from time to time agree with any Dealer to issue, and any Dealer may agree to purchase, Notes.

(2) Unless otherwise agreed between the parties, on each occasion upon which the Issuer and any Dealer agree on the terms of the issue by the Issuer and purchase by such Dealer of one or more Notes:

        (a) the Issuer shall cause such Notes which shall be initially represented by a Temporary Global Note to be issued and delivered to a common depositary for Euroclear and Clearstream, Luxembourg;

        (b) the securities account of the relevant Dealer with Euroclear and/or Clearstream, Luxembourg (as specified by the relevant Dealer) will be credited with such Notes on the agreed Issue Date, as described in the Procedures Memorandum; and

        (c) the relevant Dealer or, as the case may be, the Lead Manager shall, subject to such Notes being so credited, cause the net purchase moneys for such Notes to be paid in the relevant currency by transfer of funds to the designated account of the Agent or (in the case of syndicated issues) the designated account of the Issuer with Euroclear and/or Clearstream, Luxembourg so that such payment is credited to such account for value on such Issue Date, as described in the Procedures Memorandum.

(3) Unless otherwise agreed between the Issuer and the relevant Dealer, where more than one Dealer has agreed with the Issuer to purchase a particular Tranche of Notes pursuant to this clause, the obligations of such Dealers so to purchase the Notes shall be joint and several.

(4) Where the Issuer agrees with two or more Dealers to issue, and such Dealers agree to purchase, Notes on a syndicated basis, the Issuer shall enter into a Subscription Agreement with such Dealers. The Issuer may also enter into a Subscription Agreement with one Dealer only. For the avoidance of doubt, the Agreement Date in respect of such issue shall be the date on which the Subscription Agreement is signed on behalf of all parties thereto.

(5) The procedures which the parties intend should apply for the purposes of issues not to be subscribed pursuant to a Subscription Agreement are set out in Annexe A, Part 1 of the Procedures Memorandum. The procedures which the parties intend should apply for the purposes of issues to be subscribed pursuant to a Subscription Agreement are set out in Annexe A,
        Part 2 of the Procedures Memorandum.

(6) Each of the Issuer and the Dealers acknowledges that any issue of Notes denominated in a currency in respect of which particular laws, guidelines, regulations, restrictions or reporting requirements apply may only be issued in circumstances which comply with such laws, guidelines, regulations, restrictions or reporting requirements from time to time.

3.      CONDITIONS OF ISSUE; UPDATING OF LEGAL OPINIONS

(1)     FIRST ISSUE

        Before the Issuer reaches its first agreement with any Dealer for the issue and purchase of Notes, each Dealer shall have received, and found satisfactory (in its reasonable opinion), all of the documents and confirmations described in Part I of the Initial Documentation List. Any Dealer must notify the Arranger and the Issuer within three London business days of receipt of the documents and confirmations described in
        Part 1 of the Initial Documentation List if it considers any such document or confirmation to be unsatisfactory in its reasonable opinion and, in the absence of such notification, such Dealer shall be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

(2)     EACH ISSUE

        The obligations of a Dealer under any agreement for the issue and purchase of Notes made pursuant to clause 2 are conditional upon:

        (a) there having been, as at the proposed Issue Date, no material adverse change from that set forth in the Offering Circular as at the relevant Agreement Date in the condition (financial or otherwise), business, prospects or results of operations of the Issuer and its subsidiaries considered as a whole, nor the occurrence of any event making untrue or incorrect to an extent which is material as aforesaid any of the warranties contained in clause 4;

        (b) there being no outstanding material breach of any of the obligations of the Issuer under this Agreement, the Agency Agreement or any Notes which has not been expressly waived by the relevant Dealer on or prior to the proposed Issue Date;

        (c) subject to clause 12, the aggregate nominal amount (or, in the case of Notes denominated in a currency other than U.S. dollars, the U.S. dollar equivalent (determined as provided in subclause
                (5)) of the aggregate nominal amount) of the Notes to be issued, when added to the aggregate nominal amount (or, in the case of Notes denominated in a currency other than U.S. dollars, the U.S. dollar equivalent (determined as aforesaid) of the aggregate nominal amount) of all Notes outstanding (as defined in the Agency Agreement) on the proposed Issue Date (excluding for this purpose Notes due to be redeemed on such Issue Date) not exceeding U.S.$4,000,000,000;

        (d) in the case of Notes which are intended to be listed, the relevant authority or authorities having agreed to list such Notes, subject only to the issue of the relevant Notes;

        (e) no meeting of the holders of Notes (or any of them) having been duly convened but not yet held or, if held but adjourned, the adjourned meeting having not been held;

        (f) there having occurred, between the Agreement Date and the Issue Date for such Notes, none of the following: (a) a suspension or material limitation (including any setting of minimum prices) in trading in securities generally on the New York Stock Exchange, the London Stock Exchange or any stock exchange on which such Notes are to be listed if the effect of any such event, in the judgment of the relevant Dealer or, if more than one, the relevant Lead Manager on behalf of the relevant Dealers, is to make it impracticable or inadvisable to proceed with the solicitation by such relevant Dealer(s) of offers to purchase Notes or the purchase of Notes from the Issuer as principal on the terms and in the manner contemplated by the Offering Circular, as amended or supplemented; (b) a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities, in Europe declared by the European Central Bank or, in respect of Belgium, France, Germany, Italy, Luxembourg, The Netherlands, Spain or the United Kingdom, declared by the relevant national authorities, or in respect of the country (if not included in the foregoing list of countries) in whose currency the payments of interest or principal on the Notes are denominated, declared by the relevant national authority; (c) the outbreak or escalation of hostilities involving the United States, Belgium, France, Germany, Italy, Luxembourg, The Netherlands, Spain or the United Kingdom or the country (if not including in the foregoing list of countries) in whose currency the payments of interest or principal on the Notes are denominated, or the declaration by any such country of a national emergency or war (other than any such outbreak, escalation or declaration that does not represent a significant departure from the conditions that exist on such Agreement Date) if the effect of any such event, in the judgment of the relevant Dealer or, if more than one, the relevant Lead Manager on behalf of the relevant Dealers, is to make it impracticable or inadvisable to proceed with the solicitation by such relevant Dealer(s) of offers to purchase Notes or the purchase of Notes from the Issuer as principal on the terms and in the manner contemplated by the Offering Circular, as amended or supplemented; (d) the suspension in trading in the securities of the Issuer on any national securities exchange or quotation system on which they are listed or quoted if the effect of such event, in the judgment of the relevant Dealer or, if more than one, the relevant Lead Manager on behalf of the relevant Dealers, is to make it impracticable or inadvisable to proceed with the solicitation by such relevant Dealer(s) of offers to purchase Notes or the purchase of Notes from the Issuer as principal on the terms and in the manner contemplated by the Offering Circular, as amended or supplemented; (e) any downgrading in or withdrawal of the rating accorded the Issuer's senior debt securities by any "nationally recognized statistical rating organisation", as that term is defined by the U.S. Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act; or (f) any material change in or affecting the business or properties of the Issuer that, in the judgment of the relevant Dealer or, if more than one, the relevant Lead Manager on behalf of the relevant Dealers, materially impairs the investment quality of the Notes;

        (g) there being in full force and effect all governmental or regulatory resolutions, approvals or consents required for the Issuer to issue the Notes on the proposed Issue Date and for the Issuer to fulfil its obligations under such Notes and the Issuer having delivered to the relevant Dealer (and, to the extent not previously delivered, to the Arranger) certified copies of such resolutions, approvals or consents and, where applicable, certified English translations thereof;

        (h) there having been, between the Agreement Date and the Issue Date, no downgrading in the rating of any of the Issuer's debt by Standard & Poor's, Moody's or Fitch Ratings Ltd. or the placing on "CREDITWATCH" with negative implications or similar publication of formal review by the relevant rating agency;

        (i) the forms of the Pricing Supplement, the applicable Global Notes, Notes in definitive form and Receipts, Coupons or Talons (each as applicable) in relation to the relevant Tranche and the relevant settlement procedures having been agreed by the Issuer, the relevant Dealer and the Agent;

        (j) the relevant currency being accepted for settlement by Euroclear and Clearstream, Luxembourg;

        (k) the delivery to the common depositary of the Temporary Global Note and/or the Permanent Global Note representing the relevant Notes as provided in the Agency Agreement; and

        (l) any calculations or determinations which are required by the relevant Conditions to have been made prior to the Issue Date having been duly made.

        In the event that any of the foregoing conditions is not satisfied, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

(3)     WAIVER

        Subject to the discretion of the Lead Manager as provided in a Subscription Agreement, any Dealer, on behalf of itself only, may by notice in writing to the Issuer waive any of the conditions precedent contained in subclause (2) (save for the condition precedent contained in subclause (2)(c)) in so far as they relate to an issue of Notes to that Dealer.

(4)     UPDATING OF LEGAL OPINIONS

        Before the first issue of Notes occurring after each anniversary of the date of this Agreement, the Issuer will procure that further legal opinions, in substantially the respective forms and with substantially the content as the legal opinions delivered pursuant to the Initial Documentation List, are delivered, at the expense of the Issuer, to the Dealers from legal advisers (reasonably acceptable to the Dealers) as to New York law, California law, United States federal securities law and English law.

        In addition, on such other occasions as a Dealer so requests the Issuer (on the basis of reasonable grounds), the Issuer will procure that a further legal opinion or further legal opinions, as the case may be, in such form and with such content as the Dealers may reasonably require, is or are delivered, at the expense of the Issuer to the Dealers from legal advisers (approved by the Dealers) as to New York law, California law, United States federal securities law and/or English law, as the case may be. If at or prior to the time of any agreement to issue and purchase Notes under clause 2, such a request is made with respect to the Notes to be issued, the receipt of the relevant opinion or opinions by the relevant Dealer in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

(5)     DETERMINATION OF AMOUNTS OUTSTANDING

        For the purposes of subclause (2)(c):

        (a) the U.S. dollar equivalent of Notes denominated in another Specified Currency shall be determined, at the discretion of the Issuer, either as of the Agreement Date for such Notes or on the preceding day on which commercial banks and foreign exchange markets are open for business in London, in each case on the basis of the spot rate for the sale of the U.S. dollar against the purchase of such Specified Currency in the London foreign exchange market quoted by any leading international bank selected by the Issuer on the relevant day of calculation;

        (b) the U.S. dollar equivalent of Dual Currency Notes, Index Linked Notes and Partly Paid Notes shall be calculated in the manner specified above by reference to the original nominal amount on issue of such Notes (in the case of Partly Paid Notes regardless of the amount of the subscription price paid); and

        (c) the U.S. dollar equivalent of Zero Coupon Notes and other Notes issued at a discount or a premium shall be calculated in the manner specified above by reference to the net proceeds received by the Issuer for the relevant issue.

4.      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

(1) As at the date of this Agreement, the Issuer hereby represents, warrants and undertakes to the Dealers and each of them as follows:

        (a) that (i) the latest audited annual financial statements of the Issuer and its subsidiaries included in the Issuer's annual report on Form 10-K most recently filed with the United States Securities and Exchange Commission (the "Commission") (the "FORM 10-K"), and incorporated by reference in the Offering Circular, present fairly the consolidated financial position of the Issuer and its subsidiaries as of the dates indicated and the results of their operations for the periods specified and except as otherwise stated in the Form 10-K, such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, and (ii) except as disclosed in the Offering Circular, since the date of such latest audited annual financial statements neither the Issuer nor any of its subsidiaries has incurred any material liabilities or obligations, direct or contingent, nor entered into any material transactions not in the ordinary course of business and there has not been any material adverse change in the condition (financial or otherwise), business, prospects or results of operations of the Issuer and its subsidiaries considered as a whole;

        (b) that the Offering Circular does not contain an untrue statement of material fact or omit to state a material fact that is necessary in order to make the statements made in the Offering Circular, in the light of the circumstances under which they were made, not misleading and there is no other fact or matter omitted from the Offering Circular which was or is necessary to enable investors and their professional advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Issuer and of the rights attaching to the Notes;

        (c) that the Issuer has been duly incorporated and is validly existing in good standing under California law with full corporate power and authority to own, lease and operate its properties and conduct its business as described in the Offering Circular and to execute and perform its obligations under the Agreements and is duly qualified to conduct business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have a material adverse effect on the condition (financial or otherwise), business, prospects or results of operations of the Issuer and its subsidiaries considered as a whole;

        (d) that the issue of Notes and the execution and delivery of the Agreements by the Issuer have been duly authorised by all corporate action on the part of the Issuer and, in the case of Notes, upon due execution, issue and delivery in accordance with the Agency Agreement, will constitute, and, in the case of the Agreements constitute, legal, valid and binding obligations of the Issuer enforceable in accordance with their respective terms subject to bankruptcy, insolvency, reorganisation and other laws of general applicability relating to or affecting creditors' rights and to general equity principles;

        (e) that the execution and delivery of the Agreements, the issue, offering and distribution of Notes and the performance of the terms of any Notes and the Agreements will not infringe any law, regulation, order, rule, decree or statute applicable to the Issuer or to which its property may be subject and are not contrary to the provisions of the constitutional documents of the Issuer and will not result in any breach of the terms of, or constitute a default under, any instrument, agreement or order to which the Issuer is a party or by which the Issuer or its property is bound;

        (f) that no Event of Default or event which with the giving of notice or lapse of time or other condition would constitute an Event of Default is subsisting in relation to any outstanding Note and no event has occurred which would constitute (after an issue of Notes) an Event of Default thereunder or which with the giving of notice or lapse of time or other condition would (after an issue of Notes) constitute such an Event of Default;

        (g) that the Issuer (i) is not engaged (whether as defendant or otherwise) in, nor has the Issuer knowledge of the existence of, or any threat of, any legal, arbitration, administrative or other proceedings the result of which is reasonably expected to result in claims or amounts which would be material in the context of the Programme and/or the issue and offering of Notes thereunder or which would reasonably be expected to have or have had a material adverse effect on the consolidated or unconsolidated financial condition, results of operations or business of the Issuer and (ii) has not taken any action nor, to the best of its knowledge have any steps been taken or legal proceedings commenced for the winding up or dissolution of the Issuer;

        (h) that no consent, approval, authorisation, order, filing, registration or qualification of or with any court or governmental authority is required and no other action or thing (including, without limitation, the payment of any stamp or other similar tax or duty) is required to be taken, fulfilled or done by the Issuer for or in connection with (i) the execution, issue and offering of Notes under the Programme and compliance by the Issuer with the terms of any Notes issued under the Programme or (ii) the execution and delivery of, and compliance with the terms of, the Agreements;

        (i) that all corporate approvals and authorisations required by the Issuer for or in connection with (i) the execution, issue and offering of Notes under the Programme and compliance by the Issuer with the terms of any Notes issued under the Programme and (ii) the execution and delivery of, and compliance with the terms of, the Agreements have been obtained and are in full force and effect;

        (j) that none of the Issuer, its affiliates and any persons acting on any of their behalf, has engaged or will engage in any directed selling efforts (as defined in Rule 902(c) under the Securities Act) with respect to the Notes;

        (k) that the Issuer, its affiliates, and each person acting on any of their behalf have complied and will comply with the offering restrictions requirement of Regulation S under the Securities Act;

        (l) that the Issuer is a reporting issuer (within the meaning of Regulation S under the Securities Act);

        (m) that since December 31, 1997 the Issuer has filed all reports and all proxy or information statements required to be filed with the Commission pursuant to Sections 13, 14 or 15(d) or the Exchange Act (the "EXCHANGE FILED INFORMATION"). Each such report and statement filed by the Issuer and incorporated by reference in the Offering Circular, when so filed, contained all material statements required to be included therein by, and conformed in all material respects to and was filed in compliance with, the requirements of the Exchange Act and the rules and regulations thereunder;

        (n) that the Issuer is not now and, as a result of the issue of any Notes, will not be an "INVESTMENT COMPANY" as defined in the United States Investment Company Act of 1940, as amended; and

        (o) that in relation to each Tranche of Notes for which a Dealer is named as a Stabilising Manager in the applicable Pricing Supplement, it has not issued and will not issue, without the prior consent of that Dealer, any press or other public announcement referring to the proposed issue of Notes unless the announcement adequately discloses that stabilising action may take place in relation to the Notes to be issued.

(2) With regard to each issue of Notes, the Issuer shall be deemed to repeat the representations, warranties and agreements contained in subclause
        (1) as at the Agreement Date for such Notes (any agreement on such Agreement Date being deemed to have been made on the basis of, and in reliance on, such representations, warranties and agreements) and as at the Issue Date of such Notes.

(3) The Issuer shall be deemed to repeat the representations, warranties and agreements contained in subclause (1) on each date on which the Offering Circular is revised, supplemented or amended and on each date on which the aggregate nominal amount of the Programme is increased in accordance with clause 12.

(4) The representations, warranties and agreements contained in this clause shall continue in full force and effect notwithstanding the actual or constructive knowledge of any Dealer with respect to any of the matters referred to in the representations and warranties set out above, any investigation by or on behalf of the Dealers or completion of the subscription and issue of any Notes.

5.      UNDERTAKINGS OF THE ISSUER

(1)     NOTIFICATION OF MATERIAL DEVELOPMENTS

(a) The Issuer shall promptly after becoming aware of the occurrence thereof notify each Dealer of (A) any Event of Default or any condition, event or act which would after an issue of Notes (or would with the giving of notice and/or the lapse of time) constitute an Event of Default or (B) any material breach of the representations and warranties or undertakings contained in the Agreements.

(b) If, following the Agreement Date and before the Issue Date of the relevant Notes, the Issuer becomes aware that any of the conditions specified in clause 3(2) will not be satisfied in relation to that issue, the Issuer shall forthwith notify the relevant Dealer to this effect giving full details thereof. In such circumstances, the relevant Dealer shall be entitled (but not bound) by notice to the Issuer to be released and discharged from its obligations under the agreement reached under clause 2.

(c) Without prejudice to the generality of the foregoing, the Issuer shall from time to time promptly furnish to each Dealer such information relating to the Issuer as such Dealer may reasonably request.

(2)     UPDATING OF OFFERING CIRCULAR

(a) On or before each anniversary of the date of this Agreement, the Issuer shall update or amend the Offering Circular (following consultation with the Arranger who will consult with the Dealers) by the publication of a supplement thereto or a new Offering Circular, in a form approved by the Dealers.

(b) In the event of a change in the condition of the Issuer which is material in the context of the Programme or the issue of any Notes or if the Offering Circular shall otherwise come to contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading or if it is necessary at any time to amend the Offering Circular to comply with, or reflect changes in, any applicable laws or regulations the Issuer shall update or amend the Offering Circular (following consultation with the Arranger who will consult with the Dealers) by the publication of a supplement thereto or a new Offering Circular in a form approved by the Dealers.

(c) The Offering Circular shall, as specified therein, be deemed to incorporate by reference therein the Exchange Filed Information. Upon the publication of a revision, supplement or amendment to the Offering Circular ("REVISION"), the Issuer shall promptly supply to each

        Dealer and the Agent such number of copies of such Revision as each Dealer or the Agent (as the case may be) may reasonably request. Until a Dealer receives a Revision, the definition of "OFFERING CIRCULAR" in clause 1(1) shall, in relation to such Dealer, mean the Offering Circular prior to the receipt by such Dealer of such Revision.

(d) If the terms of the Programme are modified or amended in a manner which would make the Offering Circular inaccurate or misleading, a new Offering Circular will be prepared in a form approved by the Dealers.

(3)     LISTING

        The Issuer shall cause an initial application to be made for Notes issued under the Programme to be listed on the Luxembourg Stock Exchange.

        If in relation to any issue of Notes, it is agreed between the Issuer and the relevant Dealer or the Lead Manager, as the case may be, to list such Notes on a Stock Exchange, the Issuer undertakes to use its best endeavours to obtain and maintain the listing of such Notes on such Stock Exchange. If any Notes cease to be listed on the relevant Stock Exchange, the Issuer shall use its best endeavours promptly to list or admit to trading such Notes on a stock exchange to be agreed between the Issuer and the relevant Dealer or, as the case may be, the Lead Manager.

        The Issuer shall comply with the rules of each relevant Stock Exchange (or any other relevant authority or authorities) and shall otherwise comply with any undertakings given by it from time to time to the relevant Stock Exchange (or any other relevant authority or authorities) in connection with any Notes listed on such Stock Exchange or the listing thereof and, without prejudice to the generality of the foregoing, shall furnish or procure to be furnished to the relevant Stock Exchange (or any other relevant authority or authorities) all such information as the relevant Stock Exchange (or any other relevant authority or authorities) may require in connection with the listing on such Stock Exchange of any Notes.

(4)     THE AGENCY AGREEMENT

        The Issuer undertakes that it will not, except with the consent of the Dealers, appoint a different Agent under the Agency Agreement and that it will promptly notify each of the Dealers of any amendment to the Agency Agreement.

(5)     LAWFUL COMPLIANCE

        The Issuer will at all times endeavour to ensure that all necessary action is taken and all necessary conditions are fulfilled (including, without limitation, the obtaining and, where relevant, maintenance in full force and effect of all necessary permissions, consents or approvals of all relevant governmental authorities) so that it may lawfully comply with its obligations under all Notes, the Agreements and, further, so that it may comply with any applicable laws, regulations and guidance from time to time promulgated by any governmental and regulatory authorities relevant in the context of the issue of Notes.

        The Issuer agrees to comply with the restrictions set out in paragraph 4 of Appendix B hereto.

(6)     AUTHORISED REPRESENTATIVE

        The Issuer will notify the Dealers immediately in writing if any of the persons named in the list referred to in paragraph 3 of Part I of the Initial Documentation List ceases to be authorised to take action on its behalf or if any additional person becomes so authorised together, in the case of an additional authorised person, with evidence satisfactory to the Dealers that such person has been so authorised.

(7)     AUDITORS' COMFORT LETTERS

        The Issuer will (i) at the time of the preparation of the initial Offering Circular, (ii) thereafter upon each occasion when the same may be revised, supplemented or amended, whether by means of information incorporated by reference or otherwise, (insofar as such revision, supplement, amendment or update concerns or contains financial information about the Issuer) and (iii) at other times whenever so requested by a Dealer (on the basis of reasonable grounds) deliver, at the expense of the Issuer to the Dealers a comfort letter or comfort letters from independent auditors of the Issuer in substantially the form and with such content as is consistent with the comfort letter or comfort letters delivered pursuant to the Initial Documentation List provided that no such letter or letters will be delivered under paragraph (ii) above if the only revision, supplement or amendment concerned is the publication or issue of any financial statements of the Issuer.

        If at or prior to the time of any agreement to issue and purchase Notes under clause 2 such a request is made with respect to the Notes to be issued, the receipt of the relevant comfort letter or letters in a form satisfactory to the relevant Dealer shall be a further condition precedent to the issue of those Notes to that Dealer.

(8)     NO OTHER ISSUES

        During the period commencing on an Agreement Date and ending on the Issue Date with respect to any Notes which are to be listed, the Issuer will not, without the prior consent of the relevant Dealer or, as the case may be, the Lead Manager, issue or agree to issue any other listed notes, bonds or other debt securities of whatsoever nature (other than Notes to be issued to the same Dealer) where such notes, bonds or other debt securities would have the same maturity and currency as the Notes to be issued on the relevant Issue Date.

(9)     INFORMATION ON NOTEHOLDERS' MEETINGS

        The Issuer will, at the same time as it is despatched, furnish the Dealers with a copy of every notice of a meeting of the holders of the Notes (or any of them) which is despatched at the instigation of the Issuer and will notify the Dealers immediately upon its becoming aware that a meeting of the holders of the Notes (or any of them) has otherwise been convened.

(10)    RATINGS

        The Issuer undertakes promptly to notify the Dealers of any change in the ratings given by Moody's and/or Standard & Poor's and/or Fitch Ratings Ltd. of the Issuer's debt or upon it becoming aware that such ratings are listed on "CREDITWATCH" or other similar publication of formal review by the relevant rating agency.

(11)    COMMERCIAL PAPER

        In respect of any Tranche of Notes which must be redeemed before the first anniversary of the date of its issue, the Issuer will issue such Notes only if the following conditions apply (or the Notes can otherwise be issued without contravention of Section 19 of the FSMA):

        (a) the relevant Dealer covenants in the terms set out in paragraph 2(ii) of Appendix B; and

        (b) the redemption value of each Note is not less than pound sterling100,000 (or an amount of equivalent value denominated wholly or partly in a currency other than sterling), and no part of any Note may be transferred unless the redemption value of that part is not less than pound sterling100,000 (or such an equivalent amount).

6.      INDEMNITY

(1) Without prejudice to the other rights or remedies of the Dealers, the Issuer undertakes with the Dealers and each of them that it will hold each Dealer Indemnified Person indemnified against any and all loss, liability, claim, action, damage or expense which that Dealer Indemnified Person may incur or which may be made against it as a result of or in relation to:

        (a) any actual or alleged breach of the representations, warranties and undertakings contained in, or made or deemed to be made by the Issuer pursuant to, this Agreement; or

        (b) any untrue or misleading (or allegedly untrue or misleading) statement in, or any omission (or alleged omission) from, the Offering Circular; or

        (c) any untrue or misleading (or allegedly untrue or misleading) statement in any additional written information provided by the Issuer to the Dealers pursuant to clause 7 below,

        and such indemnity shall extend to include all costs, charges and expenses which that Dealer Indemnified Person may pay or incur in disputing or defending any claim or action in respect of which indemnity may be sought against the Issuer under this clause; provided, however that this indemnity shall not apply to any Dealer in respect of any loss, liability, claim, action, damage or expense to the extent arising out of, or based upon, any untrue or misleading (or allegedly untrue or misleading) statement in, or any omission (or alleged omission) from, the Offering Circular in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of such Dealer expressly for use in the Offering Circular.

(2) Each Dealer severally agrees to indemnify and hold harmless the Issuer, its directors, officers, employees and agents and each person, if any, who controls the Issuer within the meaning of section 15 of the Securities Act against any and all loss, liability, claim, action, damage and expense with respect to any untrue or misleading statements or omissions, or alleged untrue statements or omissions, made in the Offering Circular in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of such Dealer expressly for use in the Offering Circular and such indemnity shall extend to include all costs, charges and expenses which the Issuer, its directors, officers, employees and agents and each person, if any, who controls the Issuer may pay or incur in disputing or defending any claim or action in respect of which indemnity may be sought against such Dealer under this clause. As at the date hereof, the parties hereto agree that the only information supplied by a Dealer for use in the Offering Circular as aforesaid is such Dealer's legal and business name as appearing therein.

(3) Each indemnified party shall give prompt notice to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder but failure to so notify an indemnifying party shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In case any such action shall be brought against an indemnified party, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, to assume the defence thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party of its election to assume the defence of such claim or action, the indemnifying party shall not be liable to the indemnified party under this clause 6 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defence thereof; provided, however, that any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless the named parties to any such action shall include both such indemnified party and the indemnifying party and such indemnified party shall have been advised by counsel that there may be one or more legal defences available to it which are different from or in addition to those available to the indemnifying party and in the reasonable judgment of such counsel it is advisable for such indemnified party to employ separate counsel. In no event shall the indemnifying parties be liable for the fees and expenses of more than one counsel (other than local counsel) for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party to the extent set forth in subclause (1) or (2) hereof, as applicable, from and against any loss or liability by reason of such settlement or judgement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(4) If the indemnification provided for in this clause 6 shall for any reason be unavailable to an indemnified party under clause 6(1) or clause 6(2) hereof in respect of any loss, liability, claim, action or damage referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, action or damage, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Issuer, on the other hand, and the Dealer whose claim is subject to contribution, on the other, from the offering of the relevant Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer, on the one hand, and such Dealer, on the other, with respect to the breach of representations, warranties or undertakings or statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Issuer, on the one hand, and the

        Dealers, on the other, with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the relevant Notes (before deducting expenses) received by the Issuer bear to the total discounts and commissions received by any Dealer with respect to such offering. Where relevant, the relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuer or any Dealer, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Issuer and the Dealers agree that it would not be just and equitable if contributions pursuant to this clause 6(4) were to be determined by pro rata allocation (even if the Dealers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, liability, claim, action or damage, referred to above in this clause 6(4) shall be deemed to include, for purposes of this clause 6(4), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim to the extent not already paid or payable pursuant to another provisions of this clause 6. Notwithstanding the provisions of this clause 6(4), no Dealer shall be required to contribute any amount in excess of the amount by which the total price at which the Notes sold to such Dealer and distributed to the public were offered to the public exceeds the amount of any damages which such Dealer has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Dealers' obligations under this clause 6(4) to contribute are several in proportion to the respective principal amounts of Notes purchased by each such Dealer in such offering and not joint.

7.      AUTHORITY TO DISTRIBUTE DOCUMENTS

        Subject to clause 8 below, the Issuer hereby authorises each of the Dealers on behalf of the Issuer to provide copies of the Offering Circular to actual and potential purchasers of Notes. Subject to clause 8 below, the Issuer hereby authorises each of the Dealers on behalf of the Issuer to provide copies of such additional written information as the Issuer shall provide to the Dealers and approve for the Dealers to use for such purpose to actual and potential purchasers of Notes.

8.      DEALERS' UNDERTAKINGS

        Each Dealer agrees to comply with the restrictions and agreements set out in Appendix B hereto unless otherwise agreed with the Issuer.

9.      FEES, EXPENSES AND STAMP DUTIES

        The Issuer undertakes that it will:

        (a) pay to each Dealer all commissions agreed between the Issuer and such Dealer in connection with the sale of any Notes to that Dealer (and any value added or other tax thereon);

        (b)     pay (together with any value added tax or other tax thereon):

                (i) the fees and expenses of its legal advisers and auditors;

                (ii) the cost of listing and maintaining the listing of any Notes which are to be listed on a Stock Exchange;

                (iii)   the cost of obtaining any credit rating for the Notes;

                (iv) the fees and expenses of the agents appointed under the Agency Agreement; and

                (v) all expenses in connection with the establishment of the Programme including, but not limited to, the preparation and printing of the Offering Circular and the cost of any publicity agreed by the Issuer;

        (c) pay to Lehman Brothers International (Europe) the reasonable fees and disbursements of the legal advisers appointed to represent the Dealers (including any value added tax or other tax thereon) in connection with the establishment of the Programme; and

        (d) pay promptly, and in any event before any penalty becomes payable, any stamp, documentary, registration or similar duty or tax (including any stamp duty reserve tax) payable in connection with the issue, sale and/or delivery of any Note and/or the execution and/or delivery of any of the Agreements.

10.     TERMINATION OF APPOINTMENT OF DEALERS

        The Issuer or (as to itself) a Dealer may terminate the arrangements described in this Agreement by giving not less than 30 days' written notice to the other parties hereto. The Issuer may terminate the appointment of a Dealer or Dealers by giving not less than 30 days' written notice to such Dealer or Dealers (with a copy promptly thereafter to all the other Dealers and the Agent). Termination shall not affect any rights or obligations (including but not limited to those arising under clauses 6, 8 and/or 9) which have accrued at the time of termination or which accrue thereafter in relation to any act or omission or alleged act or omission which occurred prior to such time.

11.     APPOINTMENT OF NEW DEALERS

(1) Nothing in this Agreement shall prevent the Issuer from appointing one or more New Dealers for the duration of the Programme or, with regard to an issue of a particular Tranche of Notes, the Issuer from appointing one or more New Dealers for the purposes of that Tranche, in either case upon the terms of this Agreement and provided that, unless such appointment is effected pursuant to a Subscription Agreement:

        (a) any New Dealer shall have first delivered to the Issuer an appropriate Dealer Accession Letter; and

        (b) the Issuer shall have delivered to such New Dealer an appropriate Confirmation Letter.

(2) Upon receipt of the relevant Confirmation Letter or execution of the relevant Subscription Agreement, as the case may be, each such New Dealer shall, subject to the terms of the relevant Dealer Accession Letter or the relevant Subscription Agreement, as the case may be, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Dealer as if originally named as a Dealer hereunder provided further that, except in the case of the appointment of a New Dealer for the duration of the Programme, following the Issue Date of the relevant Tranche, the relevant New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of such Tranche.

(3) The Issuer shall promptly notify the other Dealers and the Agent of any appointment of a New Dealer for the duration of the Programme by supplying to such parties a copy of any Dealer Accession Letter and Confirmation Letter. Such notice shall be required to be given in the case of an appointment of a New Dealer for a particular Tranche of Notes to the Agent only.

12.     INCREASE IN THE AGGREGATE NOMINAL AMOUNT OF THE PROGRAMME

(1) From time to time the Issuer may wish to increase the aggregate nominal amount of the Notes that may be issued under the Programme. In such circumstances, the Issuer may give notification of such an increase (subject as set out in subclause (2)) by delivering to the Listing Agent and the Dealers with a copy to the Agent a letter substantially in the form set out in Appendix D hereto. Upon the date specified in such notice (which date may not be earlier than seven London business days after the date the notice is given) and subject to satisfaction of the conditions precedent set out in subclause (2), all references in the Agreements to a Euro Medium Term Note Programme of a certain nominal amount shall be deemed to be references to a Euro Medium Term Note Programme of the increased nominal amount.

(2) Notwithstanding subclause (1), the right of the Issuer to increase the aggregate nominal amount of the Programme shall be subject to each Dealer having received and found satisfactory all the documents and confirmations described in Part II of the Initial Documentation List (with such changes as may be relevant with reference to the circumstances at the time of the proposed increase as are agreed between the Issuer and the Dealers), and the satisfaction of any further conditions precedent that any of the Dealers may reasonably require, including, without limitation, the production of a supplementary Offering Circular by the Issuer and any further or other documents required by the relevant authority or authorities for the purpose of listing any Notes to be issued on the relevant Stock Exchange. The Arranger shall circulate to the Dealers all the documents and confirmations described in Part II of the Initial Documentation List and any further conditions precedent so required. Any Dealer must notify the Arranger and the Issuer within three London business days of receipt if it considers, in its reasonable opinion, such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, such Dealer shall be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

13.     STATUS OF THE DEALERS AND THE ARRANGER

(1) Each of the Dealers agrees that the Arranger has only acted in an administrative capacity to facilitate the establishment and/or maintenance of the Programme and has no responsibility to it for (a) the adequacy, accuracy, completeness or reasonableness of any representation, warranty, undertaking, agreement, statement or information in the Offering Circular, any Pricing Supplement, this Agreement or any information provided in connection with the

        Programme or (b) the nature and suitability to it of all legal, tax and accounting matters and all documentation in connection with the Programme or any Tranche.

(2) The Arranger shall have only those duties, obligations and responsibilities expressly specified in this Agreement.

14.     COUNTERPARTS

        This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

15.     COMMUNICATIONS

(1) All communications shall be by telex, fax or letter delivered by hand or (but only where specifically provided in the Procedures Memorandum) by telephone. Each communication shall be made to the relevant party at the telex number, fax number or address or telephone number and, in the case of a communication by telex, fax or letter, marked for the attention of, or (in the case of a communication by telephone) made to, the person or department from time to time specified in writing by that party to the other for the purpose. The initial telephone number, telex number, fax number and person or department so specified by each party are set out in the Procedures Memorandum.

(2) A communication shall be deemed received (if by telex) when a confirmed answerback is received at the end of the transmission, (if by fax) when an acknowledgement of receipt is received, (if by telephone) when made or (if by letter) when delivered, in each case in the manner required by this clause. However, if a communication is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective on the next business day in the place of receipt. Every communication shall be irrevocable save in respect of any manifest error therein.

16.     BENEFIT OF AGREEMENT

(1) This Agreement shall be binding upon and shall inure for the benefit of the Issuer and each Dealer and their respective successors and permitted assigns.

(2) A Dealer may only assign or transfer its rights or obligations under this Agreement with the prior written consent of the Issuer except for an assignment and/or transfer of all of a Dealer's rights and obligations hereunder in whatever form such Dealer determines may be appropriate to a partnership, corporation, trust or other organisation in whatever form that may succeed to, or to which the Dealer transfers, all or substantially all of the Dealer's assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such transfer and assumption of obligations such Dealer shall be relieved of and fully discharged from all obligations under this Agreement, whether such obligations arose before or after such transfer and assumption.

17.     CALCULATION AGENT

(1) In the case of any Series of Notes which require the appointment of a Calculation Agent the Agent shall act as Calculation Agent, unless the relevant Dealer or, as the case may be, the

        Lead Manager requests the Issuer to appoint such Dealer or Lead Manager, or a person nominated by such Dealer or Lead Manager (a "NOMINEE"), as Calculation Agent.

(2) Should such a request be made to the Issuer the appointment of that Dealer or Lead Manager shall be automatic upon the issue of the relevant Series of Notes and shall, except as agreed, be on the terms set out in the Calculation Agency Agreement set out in Schedule 1 to the Agency Agreement, and no further action shall be required to effect the appointment of such Dealer or Lead Manager as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include such Series. The name of the Dealer or Lead Manager so appointed will be entered in the applicable Pricing Supplement.

(3) Should such a request be made to the Issuer for the appointment of a Nominee as the Calculation Agent, such Nominee must be reasonably acceptable to the Issuer and shall agree with the Issuer in writing to its appointment as Calculation Agent on the terms set out in the Calculation Agency Agreement set out in Schedule 1 to the Agency Agreement and no further action shall be required to effect the appointment of such Nominee as Calculation Agent in relation to that Series of Notes, and the Schedule to the Calculation Agency Agreement shall be deemed to be duly annotated to include such Series. The name of the Nominee so appointed will be entered in the applicable Pricing Supplement.

18.     STABILISATION

(1) In connection with the distribution of any Notes, the Dealer (if any) designated as Stabilising Manager in the applicable Pricing Supplement may over-allot or effect transactions which support the market price of such Notes and/or any associated securities at a level higher than that which might otherwise prevail, but in doing so such Dealer shall act as principal and not as agent of the Issuer. Such stabilising, if commenced, may be discontinued at any time. Any loss resulting from over-allotment and stabilisation shall be borne, and any net profit arising therefrom shall be retained, by the Stabilising Manager for its own account.

(2) The Issuer confirms that it has been informed of the existence of the informational guidance published by the Financial Services Authority in relation to stabilisation.

19.     GOVERNING LAW

(1) This Agreement and every agreement for the issue and purchase of Notes as referred to in clause 2 shall be governed by, and construed in accordance with, the laws of the State of New York.

(2) Each of the parties to this Agreement agrees that any State or federal courts sitting in the Borough of Manhattan, the City of New York (the "COURTS") are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings (together referred to as "PROCEEDINGS") arising out of or in connection with this Agreement may be brought in such courts.

        Each of the parties to this Agreement hereby irrevocably waives any objection which it may have now or hereafter to the laying of the venue of any such Proceedings in any such court and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agrees that a judgment in any such Proceedings brought in the Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

        Nothing contained in this clause shall limit any right to take Proceedings against any party to this Agreement in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

                                   APPENDIX A

                           INITIAL DOCUMENTATION LIST

                                     PART I


1. A copy of the Articles of Incorporation and Bylaws of the Issuer, certified by the Secretary of the Issuer.

2. A copy of all resolutions and other authorisations, certified by the Secretary of the Issuer, required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer:

        (a) to approve its entry into the Agreements, the creation of the Programme and the issue of Notes;

        (b) to authorise appropriate persons to execute each of the Agreements and any Notes and to take any other action in connection therewith; and

        (c) to authorise appropriate persons to enter into agreements with any Dealer on behalf of the Issuer to issue Notes in accordance with clause 2 of this Agreement.

3. A list of the names, titles and specimen signatures of the persons authorised on behalf of the Issuer in accordance with paragraph 2(c) above, certified by the Secretary of the Issuer.

4. Copies of any other governmental or other consents, authorisations and approvals required for the Issuer to issue Notes, to execute and deliver the Agreements and to fulfil its obligations under the Agreements.

5. Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) above, have been delivered to the Agent.

6. Legal opinions addressed to each of the Dealers dated on or after the date of this Agreement, in such form and with such content as previously agreed to, from:

        (a)     O'Melveny & Myers LLP, legal advisers to the Issuer;

        (b)     General Counsel of the Issuer; and

        (c)     Allen & Overy, legal advisers to the Dealers.

7. A conformed copy of each Agreement and confirmation that executed copies of such documents have been delivered, in the case of the Agency Agreement, to the Agent (for itself and the other agents party thereto).

8.      A printed final version of the Offering Circular and the Procedures
        Memorandum.

9. Confirmation from the Listing Agent that the Luxembourg Stock Exchange will list Notes to be issued under the Programme.

10. Comfort letter from PricewaterhouseCoopers LLP as independent auditors of the Issuer in such form and with such content as previously agreed to.

11. Confirmation that the Programme has been rated A1 by Moody's, AA- by Standard & Poor's and AA- by Fitch Ratings Ltd.

                                     PART II


1. A copy of the Articles of Incorporation and Bylaws of the Issuer, certified by the Secretary of the Issuer or confirmation that they have not been changed since they were last submitted to the Dealers.

2. A copy of all resolutions and other authorisations required to be passed or given, and evidence of any other action required to be taken, on behalf of the Issuer to approve the increase in the amount of the Programme, certified by the Secretary of the Issuer.

3. Copies of any other governmental or other consents, authorisations and approvals required for the increase.

4. Confirmation that one or more master Temporary Global Notes and master Permanent Global Notes (from which copies can be made for each particular issue of Notes), duly executed by a person or persons authorised to take action on behalf of the Issuer as specified in paragraph 2(b) of Part I of the Initial Documentation List, have been delivered to the Agent.

5. Legal opinions addressed to each of the Dealers dated on or after the date of this Agreement, in such form and with such content as previously agreed to, from:

        (a)     O'Melveny & Myers LLP, legal advisers to the Issuer;

        (b)     General Counsel to the Issuer; and

        (c)     Allen & Overy, legal advisers to the Dealers.

6.      A printed final version of the Offering Circular.

7. Confirmation from the Listing Agent that the Luxembourg Stock Exchange will list Notes to be issued under the increased Programme.

8. Comfort letter from PricewaterhouseCoopers LLP as independent auditors of the Issuer in such form and with such content as previously agreed to.

9. Confirmation from Moody's, Standard & Poor's and Fitch Ratings Ltd. that there has been no change in the rating assigned by them to the Programme as a result of the increase.

                                   APPENDIX B

                              SELLING RESTRICTIONS

1.      UNITED STATES

(1) The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Each Dealer represents and agrees that it has offered and sold any Notes, and will offer and sell any Notes only in accordance with Regulation S under the Securities Act (i) as part of their distribution at any time and (ii) otherwise until 40 days after the completion of the distribution of all Notes of the Tranche of which such Notes are a part, as determined and certified as provided below. Each Dealer who has purchased Notes of a Tranche hereunder (or in the case of a sale of a Tranche of Notes issued to or through more than one Dealer, each of such Dealers as to the Notes of such Tranche purchased by or through it or, in the case of a syndicated issue, the relevant Lead Manager) shall determine and certify to the Agent the completion of the distribution of the Notes of such Tranche. On the basis of such notification or notifications, the Agent agrees to notify such Dealer/Lead Manager of the end of the distribution compliance period with respect to such Tranche. Each Dealer also agrees that, at or prior to confirmation of sale of Notes, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from it during the distribution compliance period a confirmation or notice to substantially the following effect:

        "The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the "SECURITIES ACT"), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the completion of the distribution of the Securities as determined and certified by the relevant Dealer, in the case of a non-syndicated issue, or the Lead Manager, in the case of a syndicated issue, and except in either case in accordance with Regulation S under the Securities Act. Terms used above have the meanings given to them by Regulation S."

        Terms used in this paragraph 1(1) have the meanings given to them by Regulation S.

(2) Each Dealer represents and agrees that it, its affiliates or any persons acting on its or their behalf have not engaged and will not engage in any directed selling efforts with respect to any Note, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.

(3)     In addition,

        (a) except to the extent permitted under U.S. Treas. Reg. Section 1.163-5(c)(2)(i)(D) (the "D RULES"), each Dealer (a) represents that it has not offered or sold, and agrees that during the restricted period it will not offer or sell, Notes to a person who is within the United States or its possessions or to a United States person, and (b) represents that it has not delivered and agrees that it will not deliver within the United States or its possessions definitive Notes that are sold during the restricted period;

        (b) each Dealer represents that it has, and agrees that throughout the restricted period it will have, in effect procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Notes are aware that such Notes may not be offered or sold during the restricted period to a person who is within the United States or its possessions or to a United States person, except as permitted by the D Rules;

        (c) if it is a United States person, each Dealer represents that it is acquiring the Notes for purposes of resale in connection with their original issuance and if it retains Notes for its own account, it will only do so in accordance with the requirements of U.S. Treas. Reg. Section l.163-5(c)(2)(i)(D)(6); and

        (d) with respect to each affiliate that acquires Notes from a Dealer for the purpose of offering or selling such Notes during the restricted period, such Dealer repeats and confirms the representations and agreements contained in subparagraphs (a),
                (b) and (c) on such affiliate's behalf.

        Terms used in this paragraph 1(3) have the meanings given to them by the U.S. Internal Revenue Code of 1986, as amended, and regulations thereunder, including the D Rules.

(4) Each issue of Index Linked Notes or Dual Currency Notes shall be subject to such additional U.S. selling restrictions as the Issuer and the relevant Dealer may agree as a term of the issue and purchase of such Notes, which additional selling restrictions shall be set out in the applicable Pricing Supplement. The relevant Dealer agrees that it shall offer, sell and deliver such Notes only in compliance with such additional U.S. selling restrictions.

2.      UNITED KINGDOM

        Each Dealer represents and agrees that:

        (i) in relation to Notes which have a maturity of one year or more, it has not offered or sold and, prior to the expiry of the period of six months from the Issue Date of such Notes, will not offer or sell any such Notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

        (ii) in relation to any Notes which must be redeemed before the first anniversary of the date of their issue, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

        (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

        (iv) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

3.      JAPAN

        The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "SECURITIES AND EXCHANGE LAW") and each Dealer agrees that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws and regulations of Japan.

4.      FRANCE

        The Issuer and each Dealer represents and agrees, it has not offered or sold, and will not offer or sell, directly or indirectly, Notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the Offering Circular or any other offering material relating to the Notes, and that such offers, sales and distributions have been and shall be made in France only to qualified investors (investisseurs qualifies) acting for their own account, as defined in and in accordance with articles 5 L.411-1 and L.411-2 of the Code Monetaire et Financier and decret no. 98-880 dated 1st October, 1998.

5.      THE NETHERLANDS

        Each Dealer represents and agrees that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any Notes with a denomination of less than E50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 ("Wet toezicht effectenverkeer 1995") is applicable and the conditions attached to such exemption or exception are complied with.

6.      GERMANY

        Each Dealer represents and agrees that Notes have not been and will not be offered, sold or publicly promoted or advertised by it in the Federal Republic of Germany other than in compliance with the German Securities Selling Prospectus Act (Wertpapierverkaufsprospektgesetz) of 13th December, 1990, as amended, or any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

7.      GENERAL

        Each Dealer agrees that it will (to the best of its knowledge and belief) comply with all applicable securities laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers Notes or possesses or distributes the Offering Circular and will obtain any consent, approval or permission required by it for the purchase, offer, sale or delivery by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers, sales or deliveries and none of the Issuer and any other Dealer shall have any responsibility therefor.

        None of the Issuer and any of the Dealers represents that Notes may at any time lawfully be sold in compliance with any applicable registration or other requirements in any jurisdiction, or pursuant to any exemption available thereunder, or assumes any responsibility for facilitating such sale.

        With regard to each Tranche, the relevant Dealer will be required to comply with such other additional restrictions as the Issuer and the relevant Dealer shall agree and as shall be set out in the applicable Pricing Supplement.

                                   APPENDIX C

                                     PART I

                   FORM OF DEALER ACCESSION LETTER - PROGRAMME


[Date]

To:  INTERNATIONAL LEASE FINANCE CORPORATION
     (the "ISSUER")


Dear Sirs,

                     INTERNATIONAL LEASE FINANCE CORPORATION
                         EURO MEDIUM TERM NOTE PROGRAMME


We refer to the amended and restated Programme Agreement dated 15th May, 2002 entered into in respect of the above Euro Medium Term Note Programme and made between the Issuer and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the "PROGRAMME AGREEMENT").

CONDITIONS PRECEDENT

We confirm that we are in receipt of the documents referenced below:

(i)     a copy of the Programme Agreement; and

(ii) a copy of current versions of all documents referred to in Part I of Appendix A of the Programme Agreement,

and have found them to our satisfaction.

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile, telex (+ answerback) and attention].

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement we hereby undertake, for the benefit of the Issuer and each of the other Dealers, that we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, the laws of the State of New York.

Yours faithfully,
[Name of New Dealer]

By:

cc:     CITIBANK, N.A. as Agent
        The other Dealers

                                     PART II

                     FORM OF CONFIRMATION LETTER - PROGRAMME



[Date]


To:     [Name and address of New Dealer]


Dear Sirs,

                     INTERNATIONAL LEASE FINANCE CORPORATION
                         EURO MEDIUM TERM NOTE PROGRAMME

We refer to the amended and restated Programme Agreement dated 15th May, 2002 (such agreement, as amended, supplemented or restated from time to time, the "PROGRAMME AGREEMENT") entered into in respect of the above Euro Medium Term Note Programme and hereby acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We hereby confirm that, with effect from the date hereof, you shall become a Dealer under the Programme Agreement in accordance with clause 11(2) of the Programme Agreement.

Yours faithfully,
INTERNATIONAL LEASE FINANCE CORPORATION


By:


cc:     CITIBANK, N.A. as Agent
        The other Dealers

                                    PART III

                  FORM OF DEALER ACCESSION LETTER - NOTE ISSUE


[Date]

To:     INTERNATIONAL LEASE FINANCE CORPORATION
        (the "ISSUER")

Dear Sirs,

                     INTERNATIONAL LEASE FINANCE CORPORATION
                             [DESCRIPTION OF ISSUE]
                                  (the "NOTES")

We refer to the amended and restated Programme Agreement dated 15th May, 2002 and made between the Issuer and the Dealers party thereto (which agreement, as amended, supplemented or restated from time to time, is herein referred to as the "PROGRAMME AGREEMENT").

CONDITIONS PRECEDENT

We confirm that we are in receipt of the documents referenced below:

(i)     a copy of the Programme Agreement; and

(ii)    a copy of current versions of such of the other documents referred to in
        Part I of Appendix A of the Programme Agreement as we have requested,

and have found them to our satisfaction or (in the case of the documents referred to in (ii) above) have waived such production.

For the purposes of the Programme Agreement our notice details are as follows:

[insert name, address, telephone, facsimile, telex (+ answerback) and attention].

In consideration of the appointment by the Issuer of us as a Dealer under the Programme Agreement in respect of the issue of the Notes we hereby undertake, for the benefit of the Issuer and each of the other Dealers, that, in relation to the issue of the Notes, we will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement.

This letter is governed by, and shall be construed in accordance with, the laws of the State of New York.

Yours faithfully,
[Name of New Dealer]

By:

cc:     CITIBANK, N.A. as Agent

                                     PART IV

                    FORM OF CONFIRMATION LETTER - NOTE ISSUE


[Date]


To:   [Name and address of New Dealer]


Dear Sirs,

                     INTERNATIONAL LEASE FINANCE CORPORATION
                             [DESCRIPTION OF ISSUE]
                                  (the "NOTES")

We refer to the amended and restated Programme Agreement dated 15th May, 2002 (such agreement, as amended, supplemented or restated from time to time, the "PROGRAMME AGREEMENT") and hereby acknowledge receipt of your Dealer Accession Letter to us dated [specify].

We hereby confirm that, with effect from the date hereof, in respect of the issue of the Notes, you shall become a Dealer under the Programme Agreement in accordance with the provisions of clause 11(2) of the Programme Agreement.


Yours faithfully,
INTERNATIONAL LEASE FINANCE CORPORATION


By:


cc:     CITIBANK, N.A. as Agent

                                   APPENDIX D

                 LETTER REGARDING INCREASE IN THE NOMINAL AMOUNT
                                OF THE PROGRAMME


[Date]


To:     The Dealers and the Listing Agent
        (as those expressions are defined in the amended and restated Programme Agreement dated 15th May, 2002 as amended, supplemented or restated from time to time, (the "PROGRAMME AGREEMENT"))


Dear Sirs,

                     INTERNATIONAL LEASE FINANCE CORPORATION
                         EURO MEDIUM TERM NOTE PROGRAMME

We hereby require, pursuant to clause 12(1) of the Programme Agreement, that the aggregate nominal amount of the above Programme be increased to U.S.$ [specify] from [specify date which is no earlier than seven London business days after the date the notice is given] whereupon (but subject as provided in the next paragraph) all references in the Agreements will be deemed amended accordingly.

We understand that this increase is subject to the satisfaction of the condition set out in clause 12(2) of the Programme Agreement namely that each Dealer shall have received and found satisfactory all the documents and confirmations described in the Part II of the Initial Documentation List (with such changes as may be relevant, with reference to the circumstances at the time of the proposed increase, as are agreed between the Issuer and the Dealers) and the delivery of any further conditions precedent that any of the Dealers may reasonably require.

You must notify the Arranger and ourselves within three London business days of receipt by you of those documents and confirmations and, if applicable, further conditions precedent if you consider (in your reasonable opinion) such documents, confirmations and, if applicable, such further conditions precedent to be unsatisfactory and, in the absence of such notification, you will be deemed to consider such documents and confirmations to be satisfactory and such further conditions precedent to be satisfied.

Terms used in this letter have the meanings given to them in the Programme Agreement.

Yours faithfully,
INTERNATIONAL LEASE FINANCE CORPORATION

By:

cc:     CITIBANK, N.A. as Agent

                                   APPENDIX E

                         FORM OF SUBSCRIPTION AGREEMENT

                     INTERNATIONAL LEASE FINANCE CORPORATION

                             [DESCRIPTION OF ISSUE]


[DATE]


To:     [Names of Dealers]
        (the "MANAGERS")

c/o     [Name of Lead Manager]
        (the "LEAD MANAGER")


cc:      CITIBANK, N.A.
        as Agent

Dear Sirs,

INTERNATIONAL LEASE FINANCE CORPORATION (the "ISSUER") proposes to issue [DESCRIPTION OF ISSUE] (the "NOTES") pursuant to the U.S.$4,000,000,000 Euro Medium Term Note Programme established by it. The terms of the issue shall be as set out in the form of Pricing Supplement attached to this Agreement as Annexe A.

This Agreement is made pursuant to the terms of the amended and restated Programme Agreement as amended and/or supplemented from time to time (the "PROGRAMME AGREEMENT") dated 15th May, 2002 between the Issuer and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

1. This Agreement appoints each Manager which is not a party to the Programme Agreement (each a "NEW DEALER") as a New Dealer in accordance with the provisions of clause 11 of the Programme Agreement for the purposes of the issue of the Notes. The Lead Manager confirms that it is in receipt of the documents referenced below:

        (i)    a copy of the Programme Agreement; and

        (ii) a copy of such of the documents referred to in Part I of Appendix A of the Programme Agreement as the Lead Manager (on behalf of the Managers) has requested and has confirmed with each New Dealer that it has found them to be satisfactory or (in the case of any or all of the documents referred to in (ii)) has waived such production.

        For the purposes of the Programme Agreement the details of the Lead Manager for service of notices are as follows:

        [insert name, address, telephone, facsimile, telex (+ answerback) and attention].

        In consideration of the Issuer appointing each New Dealer as a Dealer in respect of the Notes under the Programme Agreement, each New Dealer hereby undertakes, for the benefit of the Issuer, the Lead Manager (for itself and each of the other Dealers) and the Managers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from the Lead Manager. The Issuer hereby confirms that each New Dealer shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes each New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.

2. Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Managers jointly and severally agree to subscribe or procure subscribers for the Notes at a price of [specify] per cent. of the principal amount of the Notes (the "PURCHASE PRICE"), being the issue price of [specify] per cent. less a selling [commission/concession] of [specify] per cent. of such principal amount and a combined management and underwriting commission of [specify] per cent. of such principal amount.

3. The settlement procedures set out in Part [1/2] of Annexe A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

        (i) the sum payable on the Issue Date shall represent the Purchase Price less any amount payable in respect of Managers' expenses as provided in the agreement referred to in clause 4 of this Agreement);

        (ii) "ISSUE DATE" means [specify] a.m. ([specify] time) on [specify] or such other time and/or date as the Issuer and the Lead Manager on behalf of the Managers may agree; and

        (iii) "PAYMENT INSTRUCTION DATE" means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

4. The arrangements in relation to expenses have been separately agreed between the Issuer and the Lead Manager.

5. The obligation of the Managers to purchase the Notes is conditional upon:

        (i) the conditions set out in clause 3(2) (other than that set out in clause 3(2)(f)) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references therein to "RELEVANT DEALER" shall be construed as references to the Lead Manager) and without prejudice to the aforesaid, the Offering Circular dated [specify] [, as supplemented by [ ],] containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer and nothing having happened or being expected to happen which would require the Offering Circular [, as so supplemented,] to be [further] supplemented or updated; and

        (ii) the delivery to the Lead Manager on the Payment Instruction Date of:

               (A) legal opinions addressed to the Managers dated the Payment Instruction Date in such form and with such contents as the Lead Manager, on behalf of the Managers, may reasonably require from the general counsel of the Issuer, O'Melveny & Myers LLP, the legal advisers to the Issuer and Allen & Overy, the legal advisers to the Managers;

               (B) a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer giving confirmation to the effect stated in paragraph (i) of this clause;

               (C) a comfort letter dated the Payment Instruction Date from the independent auditors of the Issuer, in such form and with such content as the Managers may reasonably request; and

               (D) such other conditions precedent as the Lead Manager may require.

        If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for any liability of the Issuer in relation to expenses as provided in the agreement referred to in clause 4 and except for any liability arising before or in relation to such termination), provided that the Lead Manager, on behalf of the Managers, may in its discretion waive any of the aforesaid conditions (other than the condition precedent contained in clause 3(2)(c) of the Programme Agreement) or any part of them.

6. The Lead Manager, on behalf of the Managers, may, by notice to the Issuer, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if any of the following occurs (after the date of this Agreement): (a) a suspension or material limitation (including any setting of minimum prices) in trading securities generally on the New York Stock Exchange, the London Stock Exchange or any stock exchange on which such Notes are to be listed if the effect of any such event, in the judgment of the relevant Dealer or, if more than one, the relevant Lead Manager on behalf of the relevant Dealers, is to make it impracticable or inadvisable to proceed with the solicitation by such relevant Dealer(s) of offers to purchase Notes or the purchase of Notes from the Issuer as principal on the terms and in the manner contemplated by the Offering Circular, as amended or supplemented; (b) a general moratorium on commercial banking activities in New York declared by either Federal or New York State authorities, in Europe declared by the European Central Bank or, in respect of Belgium, France, Germany, Italy, Luxembourg, The Netherlands, Spain or the United Kingdom, declared by the relevant national authorities, or in respect of the country (if not included in the foregoing list of countries) in whose currency the payments of interest or principal on the Notes are denominated, declared by the relevant national authority; (c) the outbreak or escalation of hostilities involving the United States, Belgium, France, Germany, Italy, Luxembourg, The Netherlands, Spain or the United Kingdom or the country (if not included in the foregoing list of countries) in whose currency the payments of interest or principal on the Notes are denominated, or the declaration by any such country of a national emergency of war (other than any such outbreak, escalation or declaration that does not represent a significant departure from the conditions that exist on the date of this Agreement) if the effect of any such event, in the judgment of the relevant Dealer or, if more than one, the relevant Lead Manager on behalf of the relevant Dealers, is to make it impracticable or inadvisable to proceed with the solicitation by such relevant Dealer(s) of offers to purchase Notes or the purchase of Notes from the relevant Issuer as principal on the terms and in the manner contemplated by the Offering Circular, as amended or supplemented; (d) the suspension in trading in the securities of the Issuer on any national securities exchange or quotation system on which they are listed or quoted if the effect of such event, in the judgment of the relevant Dealer or, if more than one, the relevant Lead Manager on behalf of the relevant Dealers, is to make it impracticable or inadvisable to proceed with the solicitation by such relevant Dealer(s) of offers to purchase Notes or the purchase of Notes from the Issuer as principal on the terms and in the manner contemplated by the Offering Circular, as amended or supplemented; (e) any downgrading in or withdrawal of the rating accorded the Issuer's senior debt securities by any "nationally recognized statistical rating organization", as that term is defined by the U.S. Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act; or (f) any material change in or affecting the business or properties of the Issuer that, in the judgment of the relevant Dealer or, if more than one, the relevant Lead Manager on behalf of the relevant Dealers, materially impairs the investment quality of the Notes.

7. Clause 19 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

8. This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.







Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:    INTERNATIONAL LEASE FINANCE CORPORATION


By:


We agree to the foregoing.

For:    [NAMES OF MANAGERS]


By:

                     ANNEXE A TO THE SUBSCRIPTION AGREEMENT

                          [Form of Pricing Supplement]


     Set out below is the form of Pricing Supplement which will be completed for each Tranche of Notes issued under the Programme.

     [Date]

                    INTERNATIONAL LEASE FINANCE CORPORATION

        ISSUE OF [AGGREGATE NOMINAL AMOUNT OF TRANCHE] [TITLE OF NOTES]
                          UNDER THE U.S.$4,000,000,000
                        EURO MEDIUM TERM NOTE PROGRAMME

     This document constitutes the Pricing Supplement relating to the issue of Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 15 May, 2002. This Pricing Supplement must be read in conjunction with such Offering Circular and the Offering Circular Addendum (as defined in such Offering Circular).

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or sub-paragraphs.]

     [If the Notes must be redeemed before the first anniversary of their date of issue, the minimum denomination may need to be L100,000 or its equivalent in any other currency.]

 1.   Issuer:                                       International Lease Finance Corporation
 2.   [(i)] Series Number:                          [        ]
      [(ii) Tranche Number:                         [        ]
                                                    (If fungible with an existing Series,
                                                    details of that Series, including the date
                                                    on which the Notes become fungible)]
 3.   Specified Currency or Currencies:             [        ]
 4.   Aggregate Nominal Amount:
      -- Tranche:                                   [        ]
      -- Series:                                    [        ]
 5.   [(i)] Issue Price of Tranche:                 [        ] per cent. of the Aggregate
                                                    Nominal Amount [plus accrued interest from
                                                    [insert date] (in the case of fungible
                                                    issues only, if applicable)]
      [(ii) Net proceeds:                           [        ] (Required only for listed
                                                    issues)]
 6.   Specified Denominations:                      [        ]
                                                    [        ]
 7.   (i) Issue Date:                               [        ]
      (ii) Interest Commencement Date:              [        ]
 8.   Maturity Date:                                [Fixed rate -- specify date/Floating rate
                                                    -- Interest Payment Date falling in or
                                                    nearest to [specify month]]
 9.   Interest Basis:                               [[        ] per cent. Fixed Rate]
                                                    [[LIBOR/EURIBOR] [+/-] [        ] per cent.
                                                    Floating Rate]
                                                    [Zero Coupon]
                                                    [Index Linked Interest]
                                                    [specify other]
                                                    (further particulars specified below)

10.   Redemption/Payment Basis:                     [Redemption at par]
                                                    [Index Linked Redemption]
                                                    [Dual Currency]
                                                    [Partly Paid]
                                                    [Instalment]
                                                    [specify other]
11.   Change of Interest Basis or                   [Specify details of any provision for
      Redemption/Payment Basis:                     change of Notes into another Interest Basis
                                                    or Redemption/Payment Basis]
12.   Put/Call Options:                             [Investor Put]
                                                    [Issuer Call]
                                                    [(further particulars specified below)]
13.   Listing:                                      [Luxembourg/specify other/None]
14.   Method of distribution:                       [Syndicated/Non-syndicated]
PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE
15.   FIXED RATE NOTE PROVISIONS                    [Applicable/Not Applicable]
                                                    (If not applicable, delete the remaining
                                                    sub-paragraphs of this paragraph)
      (i)  Rate[(s)] of Interest:                   [        ] per cent. per annum [payable
                                                    [annually/semi-annually/quarterly] in
                                                    arrear]
      (ii) Interest Payment Date(s):                [[        ] in each year up to and
                                                    including the Maturity Date/specify other]
      (iii) Fixed Coupon Amount(s):                 [        ] per [        ] in nominal amount
      (iv) Broken Amount(s):                        [Insert particulars of any initial or final
                                                    broken interest amounts which do not
                                                    correspond with the Fixed Coupon Amount]
      (v)  Day Count Fraction (subject to           [30/360 or Actual/Actual (ISMA) or specify
           paragraph 29):                           other]
                                                    (NB: if interest is not payable on a
                                                    regular basis (for example, if there are
                                                    Broken Amounts specified) Actual/Actual
                                                    (ISMA) may not be a suitable Day Count
                                                    Fraction)
      (vi) Determination Date(s):                   [        ] in each year
                                                    [Insert regular interest payment dates,
                                                    ignoring issue date or maturity date in the
                                                    case of a long or short first or last
                                                    coupon] (NB: This will need to be amended
                                                    in the case of regular interest payment
                                                    dates which are not of equal duration) (NB:
                                                    Only relevant where Day Count Fraction is
                                                    Actual/Actual (ISMA))
      (vii) Other terms relating to the method of
            calculating interest for Fixed Rate     [None/Give details]
            Notes:

16.        FLOATING RATE NOTE PROVISIONS                           [Applicable/Not Applicable]
                                                                   (If not applicable, delete the remaining sub-
                                                                   paragraphs of this paragraph)
           (i)  Specified Period(s)/Specified Interest Payment
                Dates:                                             [        ]
           (ii) Business Day Convention:                           [Floating Rate Convention/Following Business Day
                                                                   Convention/Modified Following Business Day
                                                                   Convention/Preceding Business Day Convention/specify
                                                                   other]
           (iii) Additional Business Centre(s):                    [        ]
           (iv) Manner in which the Rate of Interest and Interest  [Screen Rate Determination/ISDA Determination/specify
                Amount is to be determined:                        other]
           (v)  Party responsible for calculating the Rate of
                Interest and Interest Amount (if not the Agent):
                                                                   [        ]
           (vi) Screen Rate Determination:                         [        ]
                -- Reference Rate:                                 (Either LIBOR, EURIBOR or other, although additional
                                                                   information is required if other -- including the
                                                                   fallback provisions in the Agency Agreement)
                -- Interest Determination Date(s):                 [        ]
                                                                   (Second day on which commercial banks are open for
                                                                   general business (including dealing in foreign
                                                                   exchange and foreign currency deposits) in London
                                                                   prior to the start of each Interest Period if LIBOR
                                                                   (other than euro LIBOR or Sterling LIBOR) and first
                                                                   day of each Interest Period if Sterling LIBOR and
                                                                   second day on which the TARGET System is open prior to
                                                                   the start of each Interest Period if EURIBOR or euro
                                                                   LIBOR)
                -- Relevant Screen Page:                           [        ]
                                                                   (In the case of EURIBOR, if not Telerate Page 248
                                                                   ensure it is a page which shows a composite rate or
                                                                   amend the fallback provisions appropriately)
           (vii) ISDA Determination:
           -- Floating Rate Option:                                [        ]
           -- Designated Maturity:                                 [        ]
           -- Reset Date:                                          [        ]
           (viii) Margin(s):                                       [+/-] [        ] per cent. per annum
           (ix) Minimum Rate of Interest:                          [        ] per cent. per annum
           (x)  Maximum Rate of Interest:                          [        ] per cent. per annum
           (xi) Day Count Fraction:                                [Actual/365 or Actual/Actual
                                                                   Actual/365 (Fixed)
                                                                   Actual/365 (Sterling)
                                                                   Actual/360
                                                                   30/360, 360/360 or Bond Basis
                                                                   30E/360 or Eurobond Basis
                                                                   Other]
                                                                   (see Condition 4 for alternatives)
           (xii) Fallback provisions, rounding provisions and
                 any other terms relating to the method of
                 calculating interest on Floating Rate Notes,
                 if different from those set out in the
                 Conditions:                                       [        ]

17.   ZERO COUPON NOTE PROVISIONS                   [Applicable/Not Applicable]
                                                    (If not applicable, delete the remaining
                                                    sub-paragraphs of this paragraph)
      (i)  Accrual Yield:                           [        ] per cent. per annum
      (ii) Reference Price:                         [        ]
      (iii) Any other formula/basis of              [        ]
            determining amount payable:             (Consider applicable day count fraction if
                                                    euro denominated)
      (iv) Day Count Fraction in relation to
           Early Redemption Amounts and late        [Condition 6(e)(iii) and 6(j) apply/specify
           payment:                                 other]
                                                    (Consider applicable day count fraction if
                                                    not U.S. dollar denominated)
18.   INDEX LINKED INTEREST NOTE PROVISIONS         [Applicable/Not Applicable]
                                                    (If not applicable, delete the remaining
                                                    sub-paragraphs of this paragraph)
      (i)  Index/Formula:                           [give or annex details]
      (ii) Calculation Agent responsible for
           calculating the principal and/or         [        ]
           interest due
      (iii) Provisions for determining coupon
            where calculation by reference to
            Index and/or Formula is impossible or   [        ]
            impracticable:
      (iv)  Specified Period(s)/Specified Interest
            Payment Dates:                          [        ]
      (v)  Business Day Convention:                 [Floating Rate Convention/Following
                                                    Business Day Convention/Modified Following
                                                    Business Day Convention/Preceding Business
                                                    Day Convention/specify other]
      (vi) Additional Business Centre(s):           [        ]
      (vii) Minimum Rate of Interest:               [        ] per cent. per annum
      (viii) Maximum Rate of Interest:              [        ] per cent. per annum
      (ix) Day Count Fraction:                      [        ]
19.   DUAL CURRENCY NOTE PROVISIONS                 [Applicable/Not Applicable]
                                                    (If not applicable, delete the remaining
                                                    sub-paragraphs of this paragraph)
      (i)  Rate of Exchange/method of calculating   [give details]
           Rate of Exchange:
      (ii) Calculation Agent, if any, responsible
           for calculating the principal and/or
           interest payable:                        [        ]
      (iii) Provisions applicable where
            calculation by reference to Rate of
            Exchange impossible or impracticable:   [        ]
      (iv) Person at whose option Specified
           Currency(ies) is/are payable:            [        ]
PROVISIONS RELATING TO REDEMPTION
20.   Issuer Call:                                  [Applicable/Not Applicable]
                                                    (If not applicable, delete the remaining
                                                    sub-paragraphs of this paragraph)
      (i)  Optional Redemption Date(s):             [        ]
      (ii) Optional Redemption Amount(s) and
           method, if any, of calculation of such   [        ]
           amount(s):

      (iii) If redeemable in part:
      (a) Minimum Redemption Amount:                [        ]
      (b) Maximum Redemption Amount:                [        ]
      (iv) Notice period (if other than as set
           out in the Conditions):                  [        ]
21.   Investor Put:                                 [Applicable/Not Applicable]
                                                    (If not applicable, delete the remaining
                                                    sub-paragraphs of this paragraph)
      (i)  Optional Redemption Date(s):             [        ]
      (ii) Optional Redemption Amount(s) and
           method, if any, of calculation           [        ]
           of such amount(s):
      (iii) Notice period (if other than as set
            out in the Conditions):                 [        ]
22.   Final Redemption Amount:                      [Par/specify other/see Appendix]
23.   Early Redemption Amount(s) payable on
      redemption for taxation reasons or on event
      of default and/or the method of calculating
      the same (if required or if different from
      that set out in Condition 6(e)):              [        ]
GENERAL PROVISIONS APPLICABLE TO THE NOTES
24.   Form of Notes:                                [Temporary Global Note exchangeable for a
                                                    Permanent Global Note which is exchangeable
                                                    for Definitive Notes on 60 days' notice
                                                    given at any time] or
                                                    [Temporary Global Note exchangeable into
                                                    Definitive Notes on and after the Exchange
                                                    Date]
25.   Additional Financial Centre(s) or other       [Not Applicable/give details]
      special provisions relating to Payment        (Note that this item relates to the place
      Dates:                                        of payment and not Interest Period end
                                                    dates to which items 16(iii) and 18(vi)
                                                    relate)
26.   Talons for future Coupons or Receipts to be
      attached to Definitive Notes (and dates on
      which such Talons mature):                    [Yes/No. If yes, give details]
27.   Details relating to Partly Paid Notes:
      amount of each payment comprising the Issue
      Price and date on which each payment is to
      be made and consequences of failure to pay,
      including any right of the Issuer to
      forfeit the Notes and interest due on late    [Not Applicable/give details]
      payment:
28.   Details relating to Instalment Notes:
      (i)  Instalment Amount(s):                    [Not Applicable/give details]
      (ii) Instalment Date(s):                      [Not Applicable/give details]
29.   Redenomination:                               Redenomination [not] applicable
                                                    (if Redenomination is applicable, specify
                                                    the terms of the redenomination in an Annex
                                                    to the Pricing Supplement)
30.   Other terms or special conditions:            [Not Applicable/give details]
DISTRIBUTION
31.   (i)  If syndicated, names of Managers:        [Not Applicable/give names]
      (ii) Stabilising Manager (if any):            [Not Applicable/give name]
32.   If non-syndicated, name of relevant Dealer:   [        ]
33.   Additional selling restrictions:              [Not Applicable/give details]

OPERATIONAL INFORMATION
34.        Any clearing system(s) other than Euroclear and
           Clearstream, Luxembourg and the relevant
           identification number(s):                               [Not Applicable/give name(s) and number(s)]
35.        Delivery:                                               Delivery [against/free of] payment
36.        Additional Paying Agent(s) (if any):                    [        ]

      ISIN:                                         [        ]
      Common Code:                                  [        ]

LISTING APPLICATION

     This Pricing Supplement comprises the details required to list the issue of Notes described herein pursuant to the listing of the U.S.$4,000,000,000 Euro Medium Term Note Programme of International Lease Finance Corporation.

RESPONSIBILITY

    The Issuer accepts responsibility for the information contained in this Pricing Supplement.

    Signed on behalf of the Issuer:

    By
      ------------------------------
    Duly authorised

     If the applicable Pricing Supplement specifies any modification to the Terms and Conditions of the Notes as described herein, it is envisaged that, to the extent that such modification relates only to Conditions 1, 4, 5, 6 (except Condition 6(b)), 10, 11, 12, 13 (insofar as such Notes are not listed or admitted to trade on any stock exchange) or 15, they will not necessitate the preparation of a supplement to the Offering Circular. If the Terms and Conditions of the Notes of any Series are to be modified in any other respect, a supplement to the Offering Circular will be prepared, if appropriate.

SIGNATORIES

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

THE ISSUER

INTERNATIONAL LEASE FINANCE CORPORATION

By:     /s/ Pamela S. Hendry        /s/ Alan H. Lund
        Pamela S. Hendry            Alan H. Lund
        Vice President              Vice Chairman and
        and Treasurer               Chief Financial Officer


THE DEALERS

ABN AMRO BANK N.V.

BANC OF AMERICA SECURITIES LIMITED

COMMERZBANK AKTIENGESELLSCHAFT

DEUTSCHE BANK AG LONDON

GOLDMAN SACHS INTERNATIONAL

J.P. MORGAN SECURITIES LTD.

LEHMAN BROTHERS INTERNATIONAL (EUROPE)

MERRILL LYNCH INTERNATIONAL

MORGAN STANLEY & CO. INTERNATIONAL LIMITED

SALOMON BROTHERS INTERNATIONAL LIMITED

SOCIETE GENERALE

UBS AG, ACTING THROUGH ITS BUSINESS GROUP UBS WARBURG

WESTDEUTSCHE LANDESBANK GIROZENTRALE

Each by its duly authorised signatory:             /s/ S. McMorrow